UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

The Midland Company

(Name of Registrant as Specified In Its Charter)

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Below is a communication made available to all employees of The Midland Company (the “Company” or “Midland”) by posting on the Company’s internal website on November 2, 2007. This communication supersedes and replaces the communication posted earlier today.

FAQs: ASSOCIATE QUESTIONS

JOBS

What departments might be impacted?

We do not have adequate information available to answer this question right now. However, Munich Re has indicated that they anticipate continuing our operations as they are for the time being. As the transition process unfolds, we will keep associates informed of any changes that may occur in specific areas or departments.

How will the merger impact associates who are in the middle of the Green Card application process? Please answer this according to the various phases an associate could be in. The 3 phases are: 1. Labor Certification, 2. I140, and 3. Adjustment of Status.

Because there are so many variables in the Green Card application process, you should contact your attorney for guidance on how this change may impact your specific situation.

Will Munich Re offer a buyout to older workers 55 and over?

There are no plans currently underway to reduce headcount through early retirement incentives. Munich Re has indicated that they are committed to retaining our talented team.

BENEFITS

General

Will we keep our same benefit plans?

We do not yet have adequate information to answer specific questions about benefit plans. The HR&L Benefits team will be working closely with Munich Re to identify any changes that may occur; we will provide additional information as we receive it.

What new benefit plans will be available to us?

Our HR&L Benefits team will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

Health

What will our health plan be with Munich Re?

We do not yet have adequate information to answer specific questions about health plans. The HR&L Benefits team will be working closely with Munich Re to identify any changes that may occur; we will provide additional information as we receive it.

Will I have to change doctors?

We do not yet have adequate information to answer specific questions about physician networks. The HR&L Benefits team will be working closely with Munich Re to identify any changes that may occur; we will provide additional information as we receive it.

Savings/Stock

How will vesting be impacted in the 401(k), SDRP and Pension plans?

We do not yet have adequate information to answer specific questions about vesting in savings and retirement plans. The HR&L Benefits team will be working closely with

FAQs: ASSOCIATE QUESTIONS

Munich Re to identify any changes that may occur; we will provide additional information as we receive it.

What kind of retirement savings plan(s) does Munich Re offer?

We do not yet know what specific benefits Munich Re offers. The HR&L Benefits team will be working closely with Munich Re in the months to come to understand their benefit plans; we will provide additional information as we receive it.

What will happen to the Service Award Program?

Our Service Award Program will remain in place until further notice. Our HR&L department will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

Time Off

Will the current exempt/non-exempt vacation/PTO policy change?

We do not yet have adequate information to answer specific questions about vacation/PTO. The HR&L Benefits team will be working closely with Munich Re to identify any changes that may occur; we will provide additional information as we receive it.

Can I take my scheduled vacation time?

Yes. You may take your vacation time as planned, provided it is approved by your supervisor. The current vacation policy will remain in place until further notice. Our Benefits department will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

COMPENSATION

Will we retain our current compensation structure and salary grades?

We do not yet have adequate information to answer questions about compensation structures. However, the HR&L Compensation team will be working closely with Munich Re to determine the answers to these questions and we will provide additional information as we receive it.

Will we be eligible for 2008 merit increases?

Yes. The 2008 merit increase process will proceed as scheduled.

Will we receive our 2007 Profit-Sharing and AIP Payouts?

Yes. Our 2007 incentive payouts will be awarded as scheduled based on the company and individual or team results defined for each plan.

Will the current Profit-Sharing, AIP and SIP incentive plans stay in place?

We do not yet have adequate information to answer questions about future incentive plans. However, the HR&L Compensation team will be working closely with Munich Re to determine the answers to these questions and we will provide additional information as we receive it.

What new incentive plans will be implemented?

We do not yet have adequate information to answer questions about future incentive plans. However, the HR&L Compensation team will be working closely with Munich Re

FAQs: ASSOCIATE QUESTIONS

to determine the answers to these questions and we will provide additional information as we receive it.

Will stock options be offered by Munich Re in 2008?

We do not yet have adequate information to answer questions about stock options. However, the HR&L Compensation team will be working closely with Munich Re to determine the answers to these questions and we will provide additional information as we receive it.

TRAINING & EDUCATION

What will happen to the tuition assistance program? Will I be reimbursed for the classes I am currently taking?

The Tuition Assistance program will continue to work as it does today for the time being. All reimbursements will be made according to the guidelines currently in place. We do not yet have adequate information to answer questions about future tuition assistance benefits. The HR&L Benefits team will be working closely with Munich Re to identify any changes that may occur; we will provide additional information as we receive it.

POLICIES

Will we continue to follow Midland policies or adopt Munich Re’s policies?

Midland’s policies will continue to work as they do today for the time being. All policies will be administered according to the guidelines currently in place. We do not yet have adequate information to answer questions about future company policies. We will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

What new or changed policies will be implemented?

We do not yet have adequate information to answer questions about future company policies. We will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

What is Munich Re’s dress code? Is there a possibility we will change our dress code here at Midland?

Munich Re America’s dress code is business casual. As a result, we do not anticipate changes to our dress code.

FAQs: MERGER QUESTIONS

Merger Questions

How will the transition to Munich Re occur? When will changes begin to happen? How long with the transition take?

It is too soon to know exactly how the transition process will unfold or any timeline for changes. We will keep you informed as we know more.

Who will we work with from Munich Re?

Munich Re is likely to bring a few associates from Munich Re America into the Midland/American Modern organization to begin gaining an understanding of our business. We do not yet have specific information on when this will occur or who we will be working with.

Will someone from Munich Re come here to visit us soon?

Representatives from Munich Re’s management team are very interested in visiting us here in Cincinnati. We will communicate with you as soon as we know more about when such visits may occur.

Are we the only primary specialty P&C company Munich Re has purchased? Do they plan additional acquisitions in this area?

Today, Munich Re America is leading provider of (re)insurance in the U.S. They do not own any other primary specialty P&C companies in the U.S. Midland represents a cornerstone in the development of Munich Re America’s primary insurance operations in the U.S. market.

Do we anticipate expanding globally someday?

It’s impossible to know what the future may bring, but for now the Midland/American Modern operations will continue to do business within the U.S.

How can we get more information on Munich Re Group?

Links to the Munich Re and Munich Re America web sites are provided in the “Resource Links” section of Midcom’s Merger Information Center. Or you can go to: http://munichre.com/ or http://munichreamerica.com/.

What happens if Midland stock exceeds $65 per share on the Market before the buyout happens? Would Midland re-negotiate to the current stock value? Is there a clause in the contract to honor a higher price than 65$ if the stock naturally rises above that in the interim?

The price of $65 per share is the final price for Midland’s Stock at the time of closing. The price will not be adjusted for fluctuations in the market price of the stock.

I’ve heard that A.M. Best downgraded their rating of American Modern’s financial stability after the merger was announced. Why did this happen and what does it mean?

A.M. Best did not downgrade American Modern’s A+ rating. Actually, A.M. Best announced that their rating of Midland is under review.

FAQs: MERGER QUESTIONS

In a news release, Best said: “it is anticipated that the ratings of American Modern will be affirmed once shareholder and regulatory approvals are received, in conjunction with A.M. Best conducting further due diligence regarding this transaction.”

http://www3.ambest.com/frames/frameserver.asp?site=press&tab=1&altsrc=14&altnum=&refnum=65494650774846576656

FAQs: COMPANY IDENTITY QUESTIONS

Company Identity Questions

Leadership

Who will John Hayden report to?

John will report to Tony Kuczinski, CEO-Elect of Munich Re America.

Will our Board of Directors go away?

After the sale of Midland to Munich Re is completed, Midland will no longer have its own Board of Directors. However, it is possible that we will retain an advisory board.

Will Munich Re bring their own management team in?

While Munich Re is likely to bring a few associates from Munich Re America into the Midland/American Modern organization to begin gaining an understanding of our business, they recognize the value of the intellectual capital, experience and talent of our management team and associates, and they expect us to continue to operate at the same professional level that we have in the past.

Organization

How will our organization structure change?

We do not have adequate information available to answer this question right now. However, Munich Re has indicated that they anticipate continuing our operations as they are for the time being. As the transition process unfolds, we will keep associates informed of any organization changes that may occur.

FAQs: PRODUCT, SALES & MARKETING QUESTIONS

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they will contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement will be sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC when available by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.